Exhibit 99.1

PRESS RELEASE

Contact: Carole Collins

Investor Relations Director

(770) 248-9600

INTERCEPT COMPLETES SALE OF MERCHANT SERVICES DIVISION

Reschedules Conference Call

ATLANTA, GA (March 22, 2004) — InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, announced that it closed today the sale of its merchant services division, InterCept Payment Solutions (IPS). The sale was consummated via two separate transactions – one for the sale of Internet Billing Company, LLC (iBill) and another for the sale of the remainder of the IPS business. The total sale price for both transactions was $53.5 million, which is $16.1 million more than the sale price stated in a letter of intent for the sale of IPS announced in February.

Media Billing, L.L.C., a 99%-owned subsidiary of Penthouse International, Inc., has purchased all of the outstanding member interests of iBill for $0.7 million in cash, a $0.8 million short-term note, and assumption of a $22.0 million working capital deficit.

Pay By Touch™, a privately held provider of biometric authentication and payment solutions, purchased the remainder of the IPS business, including InterCept’s wholly-owned subsidiary, InterCept Payment Solutions, Inc., and InterCept’s merchant portfolio management business based in Tennessee. The sale price for that transaction was $30.5 million, composed of: $12.0 million cash; a $15.5 million note due in 180 days that is guaranteed by three Pay By Touch stockholders (the note will be discounted by $3.0 million to $9.5 million if Pay By Touch makes a $3.0 million prepayment in 60 days); a one year $2.5 million note that is convertible into Pay By Touch preferred stock currently valued at $2.5 million at InterCept’s option; and shares of Pay By Touch preferred stock currently valued at $500,000.

Both transactions closed on March 22. Due to the timing of the closing of the IPS sale, InterCept has rescheduled the conference call to discuss the effect of the sale of the merchant services division, as well as its fourth quarter and 2003 annual financial results, to 9:30 a.m. EST on Thursday, March 25. InterCept will provide an online Web simulcast and rebroadcast of the call. Live broadcast of the call is available at http://www.intercept.net. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. An online replay of the call will be available through April 25, 2004.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.